Exhibit 99.1

GREAT ELM CAPITAL CORP. ANNOUNCES FINAL RESULTS OF ITS RIGHTS OFFERING

WALTHAM, MA, June 13, 2022 – Great Elm Capital Corp. (the “Company” or “GECC”) (NASDAQ: GECC) announced the final results of its non-transferable rights offering, which entitled holders of rights to purchase one new share of common stock for every one right held at a subscription price of $12.50 per share. The offering expired on June 10, 2022 at 5:00 p.m., New York City time.

In total, the Company sold approximately 3.0 million shares of its common stock for aggregate gross proceeds of approximately $37.5 million.

The Company intends to use the net proceeds from the offering primarily to (i) to make opportunistic investments, in accordance with its investment objectives and policies, including investments in specialty finance businesses and (ii) for general corporate purposes.

“We appreciate the support from our shareholders for this offering, which will provide capital to execute on our growth strategy and pursue our robust pipeline of investments. Increased scale will benefit our shareholders as we leverage our infrastructure and further diversify our portfolio” said Matt Kaplan, GECC’s Chief Executive Officer. “Our focus on Specialty Finance is gaining traction and we are excited to have additional capital available to grow this platform. In addition, the current market volatility is beginning to provide opportunities which we now have increased flexibility to take advantage of. We remain confident in our ability to execute on the strategic direction outlined in March.”

Oppenheimer & Co. Inc. and Imperial Capital, LLC acted as dealer managers for the offering.

About Great Elm Capital Corp.

Great Elm Capital Corp. is an externally managed, business development company that seeks to generate current income and capital appreciation by investing in debt and income generating equity securities, including investments in specialty finance businesses.

Cautionary Statement Regarding Forward-Looking Statements

Statements in this communication that are not historical facts are “forward-looking” statements within the meaning of the federal securities laws. These statements are often, but not always, made through the use of words or phrases such as “expect,” “anticipate,” “should,” “will,” “estimate,” “designed,” “seek,” “continue,” “upside,” “potential” and similar expressions. All such forward-looking statements involve estimates and assumptions that are subject to risks, uncertainties and other factors that could cause actual results to differ materially from the results expressed in the statements. Among the key factors that could cause actual results to differ materially from those projected in the forward-looking statements are: conditions in the credit markets, the price of GECC common stock, the performance of GECC’s portfolio and investment manager and risks associated with the economic impact of the COVID-19 pandemic on GECC and its portfolio companies. Information concerning these and other factors can be found in GECC’s Annual Report on Form 10-K, GECC’s Quarterly Reports on Form 10-Q and other reports filed with the SEC. GECC assumes no obligation to, and expressly disclaims any duty to, update any forward-looking statements contained in this communication or to conform prior statements to actual results or revised expectations except as required by law. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof.

Media & Investor Contact:

Investor Relations

Garrett Edson

investorrelations@greatelmcap.com